                                                                    EXHIBIT 99.1

     [LOGO OF SIZZLER INTERNATIONAL, INC. GOES HERE]
     SIZZLER INTERNATIONAL, INC.
     6101 W. Centinela Ave., Suite 200
     Culver City, CA 90230
     (310) 568-0135
     NYSE:SZ


FOR FURTHER INFORMATION:
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
AT THE COMPANY:                    AT THE FINANCIAL RELATIONS BOARD:
Steven R. Selcer                   Haris Tajyar                  Moira Conlon                      Jim Crockett
Vice President and CFO             General Information           Investor/Analyst Contact          Media Contact
(310) 568-0135                     (310) 442-0599                (310) 442-0599                    (310) 442-0599
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FOR IMMEDIATE RELEASE
Wednesday, May 24, 2000

          SIZZLER FORMS STRATEGIC PARTNERSHIP WITH OSCAR'S RESTAURANTS

          Sizzler to Purchase 82% Interest in Oscar's Restaurants for $16 Million and Support Expansion with Additional Financing

               Acquisition Part of Sizzler's Previously Announced
                Four Pronged Approach Towards Accelerated Growth

Oscar's Highlights:
 .  Unique and successful casual dining concept
 .  Ranked as one of San Diego's fastest growing companies
 . Outstanding operational and financial management to continue to lead Oscar's . Strong business model with disciplined expansion plans
 .  Reported net revenues of  $22 million and restaurant EBITDA of $3.6 million in calendar 1999
 .  Calendar 1999 same-store-sales increase of 12%
 .  Net revenue expected to increase over 30% in calendar 2000
 .  Acquisition expected to be accretive in second year

CULVER CITY, CA--May 24, 2000--Sizzler International, Inc. (NYSE: SZ) today announced that it has entered into an agreement to acquire an 82% stake in San Diego-based Oscar's, a highly successful and rapidly growing restaurant company. Upon closing, Sizzler will pay $16 million in cash and issue warrants to purchase up to 1,250,000 shares of Sizzler common stock at $4.00 per share. In addition, Sizzler has agreed to pay an earnout which may amount to as much as $3.1 million or more if certain targets are achieved. Completion of the acquisition is expected to occur by September


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2000 subject to government approvals and other conditions. The acquisition is expected to be accretive in its second year.

"A proven, broadly appealing and profitable restaurant company, Oscar's is a great extension of the Sizzler family. Our strategic partnership with Oscar's should enable us to substantially benefit from its proven concept and outstanding growth outlook," said Charles Boppell, President and CEO of Sizzler International. "We believe that, with Sizzler's backing, Oscar's should grow rapidly due to its proven casual dining concept and superior food quality," continued Mr. Boppell.

John Sarkisian, Chief Executive Officer of Oscar's Restaurants, commented that "Our alignment with the Sizzler team should provide us with the market presence and restaurant expertise to help create a solid foundation for us to build our brand and continue our expansion. As reflected by our strong historical performance, we believe Oscar's will continue to be embraced in the new markets we are currently targeting. Sizzler's large and multi-national operation, including stores that are within close proximity to our current stores, should also provide us with substantial operating synergies and cost savings," concluded Mr. Sarkisian.

Unique and Successful Concept

Founded in 1991, Oscar's currently owns and operates eight restaurants, seven of which are located in Southern California and one in Phoenix, Arizona. A typical restaurant seats approximately 250 people in 5,200 square feet. Oscar's business consists of approximately 50% percent dine-in; 40% take-out; and 10% catering. The restaurant's unique concept and architectural design has enabled it to rapidly grow its higher-margin take-out business, which typically increases over time as restaurants establish their presence in new markets.

"Oscar's stands out from the industry because of its overwhelming success in rapidly growing its off-premise business. This segment of the restaurant business is highly profitable because it enables restaurants to expand beyond the physical constraints of their building. However, success in this segment depends on a solid foundation of high quality food and superior customer service, which Oscar's has been delivering since 1991," said Mr. Boppell.

Oscar's restaurants offer a full menu consisting of award-winning gourmet pizzas, baby back ribs, lemon or barbecue chicken, breadsticks, salads, oven baked wedged potatoes and more. All of Oscar's items are made from scratch in each respective location. These particular types of food items appeal to both an extremely broad audience as well as the higher margin take-out consumer who looks for high quality take-out food that is easily eaten in diverse settings outside the restaurant location.

Food critics around the nation have savored Oscar's food, service and atmosphere. Nation's Restaurant News, Chain Leader, The San Diego Union Tribune, North County Times, Encinitas Sun and The Ahwatukee Foothills News are examples of periodicals that have expressed favorable reviews for Oscar's.


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In addition, Oscar's was voted Best Pizza by San Diego station KFMB Channel 8's
Unknown Eater for three years running. The city of Temecula has awarded Oscar's Best Pizza as well. Recently, Oscar's of Arizona was bestowed Best of the Best for friendliest service by The Ahwatukee Foothills News.

Outstanding Financial Performance

Oscar's generated over $22 million in net revenues during 1999, a 37% increase over the previous year. The company achieved restaurant EBITDA of $3.6 million for this period, largely as a result of continued expansion of the lucrative off-premise business and the full year effect of the two units opened in 1998. The increase in EBITDA was also fueled by same store sales growth of 12% over the prior year.

For the most recent quarter ended March 31, 2000, Oscar's reported same-store sales growth of 15% over the comparable period last year.

Oscar's unit economics are impressive. For a mature store, annual net sales average $3.8 million, with an average EBITDA margin of roughly 20% and pre-tax margin of approximately 16%. This is achieved by managing food costs to under 31% and labor to roughly 26%.

As part of the agreement, Sizzler will provide up to $9.5 million in financing to support Oscar's expansion plans. On average it costs $1.3 million to open a new location. Based on the unit economics of mature stores, it is anticipated that new units will generate a cash return on investment of approximately 40% and total return of nearly 25%, once a store is established in its market. Four new locations are in development, with two stores expected to open in calendar 2000.

Current Management to Continue to Lead Oscar's

Oscar's management team is headed by John and his sister Tammy Sarkisian, who helped found the company and manage its day-to-day business for the past 9 years. Co-founders Oscar and Pat Sarkisian will continue their current
involvement with the company.   Management's compensation, which will be
directly tied to their financial performance, will be paid largely in stock options and bonuses.

Sizzler On-Track With Growth Plan

"The acquisition of Oscar's is a key part of Sizzler's previously announced four pronged approach towards accelerated growth which consists of acquiring a new concept, growing the domestic Sizzler restaurants, further expanding in Australia and improving its stores in the Asian region. With the Oscar's acquisition underway, we believe we are now on-track on all four fronts of our growth strategy and look forward to accelerated growth in the coming months and years," concluded Mr. Boppell.


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Sizzler will be holding an investor conference call to discuss today's announcement at 2:00 PM EDT today, May 24, 2000. Investors will have the opportunity to listen to the conference call over the Internet through Vcall at http://www.vcall.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Sizzler

Sizzler International, Inc. operates, franchises or joint ventures 348 Sizzler restaurants worldwide, in addition to the 101 KFC restaurants in Queensland, Australia.

Certain statements contained in this document may be deemed to be forward-looking statements under federal securities laws. These include statements (1) regarding the anticipated closing date of the Oscar's acquisition transaction;
(2) regarding anticipated increases in revenue and profitability as a result of such transaction; (3) regarding the rate of such anticipated revenue and profitability increases; (4) that the transaction is expected to be accretive it its second year; (5) regarding the degree of expected consumer acceptance of the Oscar's concept in new markets; (6) regarding the achievement of operating synergies and cost savings; (7) regarding the continuation of existing management; (8) regarding the future timing of the opening of additional Oscar's locations; (9) regarding the cash and total returns on investment anticipated from new stores; and (10) to the effect that the management of Sizzler International, Inc. expects accelerated growth within a specified future period. Sizzler cautions that these statements are qualified in their entirety by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to, (a) the receipt of any required governmental approvals and the satisfaction of other conditions to consummation of the Oscar's acquisition; (b) changes in the degree of consumer acceptance of the Oscar's concept, and variations in such acceptance and in brand strength in different markets; (c) the ability to successfully identify, acquire and develop additional locations for Oscar's restaurants; (d) the continued commitment and availability of existing Oscar's management; (e) ability of Sizzler's management to manage the operations of Oscar's efficiently;(f) Sizzler's ability to finance the acquisition and subsequent development; and (g) other risks as detailed from time to time in Sizzler's SEC reports, including Quarterly Reports on Form 10Q, Current Reports on Form 8-K, and Annual Reports on Form 10-K.


For more information on Sizzler International, Inc. via facsimile at no cost, simply call 1-800-PRO-INFO and dial client code "SZ."

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